Pricing Supplement dated February 15, 2002                        Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)               Cusip No. 88319QD59



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                          Textron Financial Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount: $15,000,000            Initial Interest Rate:  3.00125%

Agent's Discount or Commission: $22,500  Original Issue Date:  February 15, 2002

Net Proceeds to Issuer: $14,977,500      Stated Maturity Date: February 21, 2003
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Interest Category
   [X] Regular Floating Rate Note

   [ ] Floating Rate/Fixed Rate Note
         Fixed Rate Commencement Date:
         Fixed Interest Rate:       %

   [ ] Inverse Floating Rate Note
       [ ] Fixed Interest Rate:       %

Interest Rate Basis or Bases:
   [ ] CD Rate                 [ ] Federal Funds Rate  [ ] Prime Rate
   [ ] CMT Rate                [X] LIBOR               [ ] Other (see attached)
   [ ] Commercial Paper Rate   [ ] Treasury Rate

If LIBOR:
       [ ] LIBOR Reuters Page:
       [X] LIBOR Telerate Page:  3750
       LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
       [ ] Telerate Page 7051
       [ ] Telerate Page 7052
           [ ]  Weekly Average
           [ ]  Monthly Average

Spread (+/-):  110 bps                       Maximum Interest Rate:     %

Spread Multiplier:  N/A                      Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  May 21, 2002

Interest Reset Dates:  Quarterly,  on the 21st day of February,  May, August and
                       November

Interest Payment Dates:  Quarterly, on the 21st day of February, May, August and
                         November

Interest  Determination  Dates:  Two business days prior to each Interest  Reset
                                 Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

   [X] Actual/360 for the period from _______ to _______
   [ ] Actual/Actual for the period from _______ to _______
   [ ] 30/360 for the period from _______ to _______

Redemption:
   [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ] The Notes can be redeemed prior to Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:  ____%
       Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
   [X] The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:         [ ] Yes       [X] No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
   [ ] Merrill Lynch, Pierce, Fenner & Smith    [ ] First Union Securities, Inc.
               Incorporated                     [ ] Fleet Securities, Inc.
   [ ] Banc of America Securities LLC           [ ] J.P. Morgan Securities Inc.
   [ ] Banc One Capital Markets, Inc.           [ ] Salomon Smith Barney Inc.
   [ ] Barclays Capital Inc.                    [X] UBS Warburg LLC
   [ ] Credit Suisse First Boston Corporation   [ ] Other: _______________
   [ ] Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
   [X] Agent          [ ] Principal

If as Principal:

   [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

   [ ] The Notes are being offered at a fixed initial public offering price of
       _____% of the Principal Amount.

If as Agent:

        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:




       Terms are not completed for certain items above because such items are not applicable.